Exhibit 99.1

                 Edge Petroleum Updates Operational Activities

    HOUSTON, Feb. 12 /PRNewswire-FirstCall/ -- EDGE PETROLEUM
CORPORATION
(Nasdaq: EPEX) today provided an update on the company's recent operational activities and future drilling plans. On January 20, 2004, Edge announced a year-end 2003 production rate of approximately 32 MMcfe per day. Drilling and field operations completed since year-end 2003 have added significantly to Edge's year-end 2003 production rate. The estimated January 31, 2004 production exit rate was 36 MMcfe per day.

    Included in that rate were the results of three wells that began production in the month of January. In Texas, the Lundell Ranch #15 RD (Edge operated W.I. 96.7%) is producing at a current rate of 2.2 MMcf of gas and 8 barrels of condensate per day and the Donoghue #6E (Edge operated, W.I. 100%) which is producing at a rate of approximately 3 MMcf per day. As previously announced the Patterson #1 (Edge operated, W.I. 82.75%) recompletion in Mississippi also began production in January and is currently producing at a rate of 1.5 MMcf of gas per day and 185 barrels of oil per day.

    Three additional wells have been drilled in 2004. In Texas, the Mew #2 (Edge operated, W.I. 30%) was successfully drilled in Edge's Queen City development play. That well commenced production in early February at rates of about 3.5 MMcfe per day. In SE New Mexico, two wells have been drilled and are currently undergoing completion operations. The S. Lusk Federal #1 (Edge operated, W.I. 50% APO) was logged in late January with potential Morrow pay sands. The SW Turkey Track 11 ST #1 (Edge operated, W.I. 44% APO) was logged on January 30, 2004 with potential pay in both the lower and middle Morrow sand sections. Both wells are expected to be on production in early March.

    Edge has one well currently drilling, the Lundell Ranch #18 (Edge operated, W.I. 96.7%). This is a Lobo sand test in Webb County, Texas, which should reach total depth in late February. Edge currently plans to commence drilling operations on five to seven additional wells in the first quarter of 2004.

    John W. Elias, Edge's Chairman, President and CEO, commented, "We are off to a very strong start with the 2004 drilling program and reaping the benefit of the foundation laid in 2002 and 2003. We are accelerating our drilling program to take advantage of the increased cash flow from higher than forecasted commodity prices and production levels, as well as the relatively low service sector costs. I am especially pleased with the potential opportunities we are developing in our SE New Mexico area and expect this area to be a core operating area for us for many years. As a result of our recent successes and accelerated drilling activity we are raising our production forecast for the first quarter to a range of 3.0 Bcfe to 3.2 Bcfe and for the full year to 12.0 Bcfe to 12.5 Bcfe."

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".


    Statements regarding production volumes, expected supply and balance, price weakness, hedging levels, all forecasts for the years 2003 and 2004, including future oil and gas prices, debt levels, and availability, production and earnings, performance goals, stock price and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation
    -0-                             02/12/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU: